Exhibit 23.2

Consent of Independent Auditors’

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CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors

SEI Investments Company:

We consent to the incorporation by reference in the registration statement (No. 333-41343) on Form S-8 of SEI Investments Company of our report dated June 21, 2002, with respect to the statement of net assets available for benefits of the SEI Investments Capital Accumulation Plan as of December 31, 2001, and the related statement of changes in net assets available for benefits for the year then ended, and related schedule, which report appears in the December 31, 2002 annual report on Form 11-K of the SEI Investments Capital Accumulation Plan.

KPMG LLP

Philadelphia, Pennsylvania

June 27, 2003

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